EXHIBIT 10.2

STOCKHOLDERS’ AGREEMENT

dated as of July 2, 2009

by and among

PACKETVIDEO CORPORATION,

NEXTWAVE WIRELESS INC.,

NEXTWAVE BROADBAND INC.

and

NTT DOCOMO, INC.

Page
1.	Information and Observer Rights	1
(a)	Delivery of Financial Information	1
(b)	Regulation S-X Information	3
(c)	Company Inspection	4
(d)	Information from Parent	4
(e)	Observer Rights	5
(f)	Confidentiality	5
2.	Dealings Between Company and Parent	6
(a)	Arm’s Length Dealings with Parent	6
(b)	Intercompany Advances	6
(c)	Limitations on Transfer and Pledge	6
3.	Right of First Negotiation	7
(a)	Proposed Sale; Notice of Proposed Sale; Exclusivity Period	7
(b)	Auction	7
(c)	Drag-Along Sale	8
(d)	Permitted Proposed Sale	8
(e)	Consents; Approvals	9
4.	Right of First Refusal	9
(a)	Purchaser Right of First Refusal on Seller Common Stock and Company Assets	9
(b)	Company Right of First Refusal on Purchaser Common Stock	11
5.	Purchaser Option	12
(a)	Option	12
(b)	Availability / Procedure	12
6.	Preemptive Right	14
(a)	Sale of New Securities	14
(b)	Exempt Transactions	15
7.	Tag-Along Rights	15
8.	Board and Employee Matters	16
(a)	Size of the Board	16

i

(continued)

Page
(b)	Board Composition	16
(c)	Failure to Designate a Board Member	16
(d)	Removal of Board Members	16
(e)	No Liability for Election of Recommended Directors	17
(f)	Compensation Committee	17
(g)	Non-Board Technology Oversight Committee; Business Planning Committee	17
(h)	Staff Assignments	17
(i)	Company Equity Incentive Plan	18
(j)	Parent Equity Incentive Plan	18
9.	Protective Covenants and Other Matters	18
(a)	Purchaser Approval	18
(b)	Amendment of Restated Certificate	20
(c)	Conversion of Class A Shares	20
10.	Tax Matters	20
(a)	Filing of Consolidated Tax Returns	20
(b)	Payment of Taxes	20
(c)	Company-Generated Benefit	21
(d)	Changes in Tax Liability	21
(e)	Procedural Matters	22
(f)	Termination of Affiliation	23
(g)	Determination	23
(h)	Other Tax Sharing Agreements	23
(i)	Retention of Carryovers	23
11.	Stock Certificates; Joinder	23
(a)	Legends	23
(b)	Joinder	24
12.	Defined Terms	24
13.	MISCELLANEOUS	27
(a)	Successors and Assigns	27

ii

(continued)

Page
(b)	Governing Law; Dispute Resolution	27
(c)	Specific Enforcement	28
(d)	Expenses	28
(e)	Attorneys’ Fees	28
(f)	Counterparts	28
(g)	Headings	29
(h)	Notices	29
(i)	Amendments	30
(j)	Waivers	30
(k)	Severability	30
(l)	Entire Agreement	30
(m)	Further Assurances	30
(n)	Meaning of “Include” and “Including”	31
(o)	No Presumption Against Drafting Party	31
(p)	No Third-Party Beneficiaries	31
(q)	Facsimile and E-mail Signatures	31
(r)	Termination of Certain Covenants	31

iii

STOCKHOLDERS' AGREEMENT

This Stockholders’ Agreement (this “Agreement”) is made and entered into as of July 2, 2009 (the “Effective Date”), by and among PacketVideo Corporation, a Delaware corporation (the “Company”), NextWave Wireless Inc., a Delaware corporation (“Parent”), NextWave Broadband Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Seller”) and NTT DoCoMo, Inc. (the “Purchaser” and, together with Seller, each a “Stockholder” and, collectively, the “Stockholders”). The Company, Parent and the Stockholders are each individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company, Parent, Seller, and Purchaser entered into a Stock Purchase Agreement dated as of July 2, 2009 (the “Purchase Agreement”), pursuant to which Seller agreed to sell, and Purchaser agreed to purchase, subject to the terms and conditions of the Stock Purchase Agreement, all of the issued and outstanding shares of Class A Common Stock of the Company following a recapitalization of the Company as described in the Stock Purchase Agreement;

WHEREAS, it is a closing condition to Seller’s and Purchaser’s obligations at the closing of the Stock Purchase Agreement that the other party execute and deliver this Agreement;

WHEREAS, the Company and the Purchaser plan to enter into a Technology Collaboration Agreement within sixty (60) days of the Effective Date, providing for the mutual management of the Company’s development efforts relating to the Purchaser’s products and technologies on the terms and conditions set forth therein that are mutually satisfactory to the Company and the Purchaser (the “Technology Collaboration Agreement”); and

WHEREAS, certain capitalized terms are used herein as defined in Section 12 hereof.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Information and Observer Rights

(a)       Delivery of Financial Information. For so long as Purchaser, in order to meet its reporting obligations in the United States pursuant to the Exchange Act, is required in the preparation of its statutory financial statements under and in accordance with GAAP to reflect its holdings of shares of Common Stock of the Company applying the equity -method, the Company shall, at its sole cost and expense, prepare and submit to Purchaser the following documents and information no later than the dates or times set out below, each in form and substance consistent with the financial statements prepared by the Company for purposes of enabling Parent to properly comply with its reporting obligations in the United States pursuant to the Exchange Act:

1

(i)        Unaudited consolidated financial statements, including consolidated balance sheets and statement of income, of the Company for the previous fiscal quarter within ninety (90) days of the end of each fiscal quarter, all prepared in accordance with GAAP;

(ii)       Unaudited consolidated financial statements, including consolidated balance sheets and statement of income, of the Company for the previous fiscal year within ninety (90) days of the end of each fiscal year, all prepared in accordance with GAAP, and upon the request of Purchaser, such unaudited annual consolidated financial statements shall be reviewed by the Company’s outside auditors prior to such date;

(iii)      At such time as Purchaser is no longer required to account for the Company as an equity-method affiliate in its statutory financial statements under and in accordance with GAAP, the Company shall, at its sole cost and expense, prepare and submit to Purchaser the year-to-date financial information stipulated in Section 1(a)(i) or Sections 1(a)(ii), as applicable, depending on the timing of the change in Purchaser’s accounting treatment of the Company, for the quarterly fiscal period immediately after the change; and

(iv)      Such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as Purchaser may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 1(a) to provide information (A) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company) or (B) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel, as reasonably determined by the Company in good faith and upon the advice of counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company and the Company reports such information on a consolidated basis to Parent for purposes of the preparation of Parent’s financial statements, then in respect of such period the financial statements to be delivered pursuant to the foregoing sections shall be the consolidated financial statements of the Company and all such consolidated subsidiaries.

Purchaser agrees to keep confidential any financial information provided to Purchaser pursuant to this Section 1(a), pursuant to Section 1(b) below or otherwise provided to Purchaser hereunder by the Company, Seller or Parent and to maintain such information in confidence until such time as the Company, Seller or Parent, as applicable, publicly discloses such information in a manner that complies with Regulation FD. Purchaser agrees to use such information only in the preparation of Purchaser’s financial statements and, except as may be required pursuant to Section 1(b)(iii) below, shall not publish the financial statements of the Company as separate financial statements.

Notwithstanding anything else in this Section 1(a) to the contrary, the Company may cease providing the information described in this Section 1(a) during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided, however, that the Company’s covenants under this Section 1(a) shall be reinstated at such time as the Company is

2

no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

(b)	Regulation S-X Information.

(i)        Purchaser represents and warrants that Purchaser is not required to (1) include summarized financial information of the Company in its statutory financial statements pursuant to United States Securities and Exchange Commission Regulation S-X (“Regulation S-X”) Rule 4-08 or (2) include separate financial statements of the Company in its filings with the United States Securities Exchange Commission pursuant to Regulation S-X Rule 3-09. In the event that Purchaser in the future is required to include any such summarized financial information or separate financial statements of the Company in its filings with the United States Securities Exchange Commission pursuant to Regulation S-X, Purchaser shall provide prompt written notice to the Company and Parent of such requirement, which notice shall be provided to the Company and Parent at least sixty (60) days prior to the date by which the Company is required to deliver the financial information specified in Section 1(a) and this Section 1(b), as applicable, in accordance with Sections 1(b)(ii) or 1(b)(iii), as applicable.

(ii)       In the event that Purchaser is required to include summarized financial information of the Company for 50 percent-or-less-owned persons accounted for by the equity method in its statutory financial statements pursuant to United States Securities and Exchange Commission Regulation S-X (“Regulation S-X”) Rule 4-08, the Company’s obligations in Section 1(a) will survive for three (3) fiscal year after the last fiscal year of Purchaser in which the Company is significant to Purchaser as determined pursuant to Regulation S-X;

(iii)      In the event that Purchaser is required to include separate financial statements of the Company for 50 percent-or-less-owned persons accounted for by the equity method in its filings with the United States Securities Exchange Commission pursuant to Regulation S-X Rule 3-09, the Company shall provide the documents below in a timely manner for three (3) fiscal year after the last fiscal year of Purchaser in which the Company is significant to Purchaser as determined pursuant to Regulation S-X in addition to the information required in Section 1(a):

(1)       the Company’s unaudited consolidated financial statements (or the Company’s audited consolidated financial statements together with notes thereto for any fiscal year for which audited financial statements of the Company are required to be included in Purchaser’s filings with the United States Securities Exchange Commission pursuant to Regulation S-X Rule 3-09) within two hundred and forty (240) days after the end of each fiscal year, all prepared in accordance with GAAP; and

(2)       the auditor’s report within two hundred and forty (240) days after the end of each of the Company’s fiscal year, all prepared in accordance with GAAP, for any fiscal year for which audited financial statements of the Company are required to be included in Purchaser’s filings with the United States Securities Exchange Commission pursuant to Regulation S-X Rule 3-09.

3

(c)       Company Inspection. The Company shall permit Purchaser, at Purchaser’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours as may be reasonably requested by the Purchaser from time to time with reasonable frequency and with reasonable advance notice to the Company; provided, however, that the Company shall not be obligated pursuant to this Section 1(b) to provide access to any information that it considers highly confidential or proprietary or a trade secret, for which there is a conflict of interest between the Company and Purchaser, or the disclosure of which would adversely affect the Company’s business or the attorney-client privilege between the Company and its counsel, in each case as reasonably determined by the Company in good faith.

(d)       Information from Parent. In the event that Parent is no longer subject to the reporting requirements of the Exchange Act and, at any such time, any Notes (as defined below) then remain outstanding, Parent shall deliver or cause to be delivered to Purchaser:

(i)        Any written notice provided to the Noteholders (as defined below) or to their collateral agents pursuant to any Notes or the Note Agreements (as defined below) which indicates Parent’s or any Affiliate’s non-compliance with, the terms of the Notes or the Note Agreements, which information shall be provided to Purchaser within five (5) business days after delivery to such Noteholders;

(ii)       Copies of all written requests for information received by Parent or any of its Affiliates from any of the Noteholders or their collateral agents directly related to Parent’s or any Affiliate’s ability to comply with or Parent’s or any Affiliate’s non-compliance with the terms of the Notes or the Note Agreements in any material manner, within five (5) business days following receipt thereof; and

(iii)      Copies of any notices of breach or default received by Parent or any of its Affiliates from any of the Noteholders or their collateral agents, within five (5) business days following receipt thereof, and copies of Parent’s and any Affiliate’s responses to such notices.

(iv)      Copies of any requests by Parent or any of its Affiliates to any of the Noteholders or their collateral agents for modification or waiver of any requirement under any agreement therewith, and all correspondence regarding such requests.

(v)       As used herein “Notes” means the (i) 7% Senior Secured Notes due July 17, 2010 of NextWave Wireless LLC, (ii) 14% Senior-Subordinated Secured Second Lien Notes due December 31, 2010 of NextWave Wireless LLC, and (iii) 7.5% Third Lien Subordinated Secured Convertible Notes due December 31, 2011 of Parent. As used herein, “Noteholders” means, collectively, the holders of Notes. As used herein, “Note Agreements” means, as amended from time to time, (i) the Purchase Agreement, dated as of July 17, 2006, among NextWave Wireless LLC, each guarantor from time to time party thereto, the purchasers set forth in Schedule 1.2B thereto, and The Bank of New York; (ii) the Second Lien Subordinated Note Purchase Agreement, dated as of October 9, 2008, among NextWave Wireless LLC, Parent, each guarantor from time to time party thereto, the purchasers set forth in schedule 1.2B thereto, and The Bank of New York Mellon; (iii) the Third Lien Subordinated Exchange Note Exchange Agreement, dated as of October 9, 2008, among Parent, NextWave Wireless LLC, each

4

guarantor from time to time party thereto, the purchasers set forth in Schedule 1.2 thereto, and The Bank of New York Mellon; and (iv) all loan documents related to the agreements referenced in (i) through (iii) above.

(vi)      Notwithstanding anything else in this Section 1(d), Parent shall not be required to provide any information or portion of any information to Purchaser hereunder if any terms of the Notes or the Note Agreements would prohibit Parent from providing such information or any portion of such information, if any, to Purchaser or the disclosure of such information or any portion of such information, as applicable, to Purchaser would otherwise breach any confidentiality agreement between Parent and any third party.

(e)       Observer Rights. The Company shall invite a representative of the Purchaser to attend and participate in all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence all information so provided; and provided further, that the Company shall be permitted to exclude such representative of Purchaser from access to any information that it considers highly confidential or proprietary or a trade secret, for which there is a conflict of interest between the Company and Purchaser, or the disclosure of which would adversely affect the Company’s business or the attorney-client privilege between the Company and its counsel, in each case as reasonably determined by the Company in good faith.

(f)        Confidentiality. The Purchaser agrees that Purchaser will keep confidential and will not disclose or divulge to any third party or use for the benefit of any third party any confidential information obtained by Purchaser from the Company, Parent or Seller pursuant to the terms of this Agreement (including any financial information of the Company, any information provided by Parent pursuant to Section 1(d), and any notice of the Company’s intention to file a registration statement), unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Agreement or other unauthorized disclosure by the Purchaser), (ii) is or has been independently developed or conceived by the Purchaser without use of confidential information of the Company, Parent or Seller, or (iii) is or has been made known or disclosed to the Purchaser by a third party without a breach of any obligation of confidentiality such third party may have to the Company, Parent or Seller, as applicable; provided, however, that Purchaser may disclose confidential information (A) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, provided that they are bound by contract, fiduciary duty or otherwise to maintain the confidentiality of such confidential information or (B) as may otherwise be required to be disclosed by law, provided that, to the extent reasonably practicable, the Purchaser notifies the Company, Parent or Seller, as applicable, in advance of such proposed disclosure to enable the Company, Parent or Seller, as applicable, to seek an appropriate protective order and, upon the reasonable request of the Company, Parent or Seller, as applicable, Purchaser agrees to take reasonable steps to cooperate with the Company, Parent, or Seller, as applicable, in connection therewith, and will take reasonable steps to cooperate with the Company, Parent or Seller, as applicable, to minimize the extent of any such required disclosure.

5

2.	Dealings Between Company and Parent

(a)       Arm’s Length Dealings with Parent. From and after the Effective Date, the Company shall not engage in or enter into any material transactions, agreements, contracts, commitments or other arrangements, whether oral or written, with Parent or Seller or any entity that is an Affiliate of Parent or Seller (other than subsidiaries of the Company), whether or not in the ordinary course of business, except (i) upon terms and conditions that are at arm’s length and at least as favorable to the Company as would be offered to the Company by an independent third party under comparable circumstances, and (ii) with the prior approval of the Board. For the avoidance of doubt, any material transactions, agreements, contracts, commitments or other arrangements between the Company, on the one hand, and Parent or Seller or any entity that is an Affiliate of Parent or Seller (other than subsidiaries of the Company), on the other hand, that are outside the ordinary course of business shall also require the written approval of Purchaser pursuant to Section 9(a) of this Agreement.

(b)       Intercompany Advances. From and after the Effective Date, Parent, Seller, and the Company shall take all steps necessary to ensure that (i) prior to December 31, 2009 the aggregate intercompany indebtedness for advances or transfers of working capital by Parent or Seller to the Company (net of such indebtedness for advances or transfers of working capital by the Company to Parent or Seller) does not at any time exceed $15,000,000 in the aggregate, (ii) all intercompany indebtedness for advances or transfers of working capital by Parent or Seller to the Company and by the Company to Parent or Seller that is outstanding on the Effective Date is repaid on or before December 31, 2009 pursuant to repayment terms set forth in the definitive documentation satisfying the conditions of Section 2(a)(xiv)(3) of the Purchase Agreement, (iii) no advances or transfers of working capital by Parent or Seller to the Company or by the Company to Parent or Seller may be made after the Effective Date except with the approval of the Board (including the approval of the Purchaser Director (as defined below)), (iv) all advances or transfers of working capital by Parent or Seller to the Company and by the Company to Parent or Seller that is advanced or transferred after the Effective Date is repaid on or before December 31, 2009 pursuant to repayment terms approved by the Board (including the approval of the Purchaser Director), and (v) after December 31, 2009, no intercompany indebtedness is incurred for advances or transfers of working capital by Parent or Seller to the Company and by the Company to Parent or Seller without the approval of the Board (including the approval of the Purchaser Director).

(c)       Limitations on Transfer and Pledge. From and after the Effective Date, Parent shall at all times directly or indirectly own all of the shares of Common Stock held by Seller as of the Effective Date, and neither Seller nor Parent, nor any of their Affiliates, shall sell, transfer, pledge or otherwise dispose of or encumber the Common Stock held by Seller, except in accordance with the terms of this Agreement, the Notes or the Note Agreements, as this Agreement, the Notes or the Note Agreements may be amended, restated, supplemented or otherwise modified from time to time. From and after the Effective Date, Purchaser shall at all times directly or indirectly own all of the shares of Common Stock held by Purchaser as of the Effective Date, and neither Purchaser, nor any of its Affiliates, shall sell, transfer, pledge or otherwise dispose of or encumber the Common Stock held by Purchaser, except in accordance with the terms of this Agreement, as may be amended, restated, supplemented or otherwise modified from time to time.

6

3.	Right of First Negotiation.

(a)       Proposed Sale; Notice of Proposed Sale; Exclusivity Period. In the event that (i) Seller desires to sell, transfer or otherwise dispose of all or any portion of its Company Common Stock, in a single transaction or series of related transactions, to any third party, (ii) the Company desires to effect a sale, transfer, lease, exclusive license or other disposition of all or substantially all of its assets, in a single transaction or series of related transactions, to any third party, or (iii) the Company desires to effect a merger, consolidation or other business combination in which the then outstanding Company Common Stock would not be exchanged for or converted into solely the equity securities of the surviving entity in such merger, consolidation or business combination or the equity securities of the parent entity of such surviving entity (each, a “Proposed Sale”), Seller or the Company, as the case may be, shall give to Purchaser written notice of such notifying Party’s desire to effect a Proposed Sale (a “Notice of Proposed Sale”). Each Notice of Proposed Sale shall set forth in reasonable detail the nature of the proposed transaction desired to be effected by Seller or the Company, as applicable, and the proposed material terms and conditions thereof, including the proposed amount and type of consideration desired to be received by Seller or the Company, as applicable, in connection therewith. Purchaser shall have an exclusive right of first negotiation (the “Right of First Negotiation”) with regard to each Proposed Sale during the ninety (90) day period (the “Exclusivity Period”) following Purchaser’s receipt of the applicable Notice of Proposed Sale. If Purchaser elects in its sole discretion to exercise its Right of First Negotiation as to any Proposed Sale, Purchaser shall give written notice of such exercise to Seller or the Company, as applicable, within thirty (30) days following Purchaser’s receipt of the applicable Notice of Proposed Sale. In the event that Purchaser exercises its Right of First Negotiation as to any Proposed Sale, each of Seller or the Company, as the case may be, shall be obligated during the applicable Exclusivity Period to negotiate exclusively, diligently and in good faith with Purchaser as to the terms and conditions of such Proposed Sale. In connection with any potential Right of First Negotiation as to any Proposed Sale, the Company and/or Seller, on the one hand, and Purchaser, on the other hand, shall enter into an appropriate confidentiality agreement.

(b)       Auction. If Purchaser exercises its Right of First Negotiation and, after good faith negotiations by the applicable Parties during the Exclusivity Period applicable to a Proposed Sale, such Parties have not entered into a definitive agreement for such Proposed Sale at or prior to the expiration of such Exclusivity Period, then Seller or the Company, as the case may be, shall be free to pursue such Proposed Sale by means of an auction (“Auction”) to be commenced within the ninety (90) day period following the expiration of such Exclusivity Period. Each Auction shall involve a bidding process consisting of a minimum of two rounds of bidding and shall be conducted by an independent, nationally-recognized investment banking firm selected by the Board of Directors of Seller or the Company, as the case may be. In the event of an Auction, Seller or the Company, as applicable, shall take or cause to be taken all actions necessary to ensure that Purchaser is (i) invited to participate in each round of bidding, including the final round involving the submission of best and final offers (whether or not Purchaser participates in any preceding round of bidding), and (ii) informed in writing of the material terms and conditions (including the amount and type of consideration) of the highest or most favorable bid submitted during each round of bidding within five (5) days following the conclusion of each round of bidding and in no event later than twenty (20) days prior to the bid submission deadline for the final round of bidding (and prior to such final round of bidding, to

7

inform the Purchaser if the Company or Seller, as applicable, believes that the Person that submitted the highest or most favorable bid in connection with the most recent round of bidding is a significant competitor of Purchaser (without revealing the identity of such Person)). Purchaser from time to time may provide the Company and Seller with a list of its ten (10) most significant competitors to serve as the basis for Company’s or Seller’s general disclosure to Purchaser as contemplated by the preceding sentence. If the initial round of bidding of an Auction is not concluded within the one hundred eighty (180) day period following the expiration of the Exclusivity Period applicable to a Proposed Sale, then such Proposed Sale and any subsequent Proposed Sale shall again be subject to Purchaser’s Right of First Negotiation under this Section 3.

(c)       Drag-Along Sale. In the event that (i) Purchaser receives a Notice of Proposed Sale from Seller with regard to a Proposed Sale of all of the Company Common Stock then held by Seller to a third party, (ii) Purchaser either (A) does not timely exercise its Right of First Negotiation hereunder with regard to such Proposed Sale or (B) does not participate in or is not the winning bidder in an Auction conducted in accordance with this Section 3 with regard to such Proposed Sale, and (iii) Purchaser receives from Seller a written notice (C) requesting that Purchaser concurrently sell all of its Company Common Stock to the same third party to whom Seller proposes to sell all of its Company Common Stock pursuant to the Proposed Sale and (D) certifying that Purchaser would thereby receive cash consideration in an amount greater than the aggregate purchase price paid by Purchaser for all of its Company Common Stock, then Purchaser agrees (i) to concurrently (but in any case only after December 31, 2009) sell all of its Company Common Stock to such third party upon the same terms and conditions as are applicable to the Proposed Sale by Seller of all of its Company Common Stock to such third party, (ii) to vote (in person, by proxy or by action by written consent, as applicable) its shares of Company Common Stock in favor of such Proposed Sale, (iii) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Proposed Sale and (iv) to execute and deliver all customary related documentation in substantially the same form and content as the related documentation executed and delivered by Seller and take such other reasonable and customary action in support of the Proposed Sale as shall reasonably be requested by Seller or Company, as the case may be. For the avoidance of doubt, it is acknowledged and agreed that, if the cash consideration that would be received by Purchaser from the third party would not exceed the aggregate purchase price paid by Purchaser for its Company Common Stock, then Purchaser shall have no obligation, but may elect in its sole discretion, to concurrently sell all of its Company Common Stock to the third party upon the same terms and conditions as are applicable to the Proposed Sale by Seller of all of its Company Common Stock to such third party.

(d)       Permitted Proposed Sale. For the avoidance of doubt, it is further acknowledged and agreed that, notwithstanding whether Purchaser is required hereunder to sell its shares of Company Common Stock in connection with a Proposed Sale pursuant to Section 3(c), in the event that: (i) Purchaser timely exercise its Right of First Negotiation hereunder with regard to a Proposed Sale but does not participate in or is not the winning bidder in an Auction conducted in accordance with this Section 3 with regard to such Proposed Sale, Seller or the Company, as the case may be, shall be permitted to pursue and consummate the Proposed Sale with the winning bidder in an Auction upon the terms and conditions no less favorable to Seller or the Company, as applicable, as set forth in such winning bid; or (ii) Purchaser does not timely exercise its Right

8

of First Negotiation hereunder with regard to a Proposed Sale, Seller or the Company, as the case may be, shall be permitted to pursue and consummate the Proposed Sale for an amount and type of consideration no less than the amount and type of consideration set forth in the Notice of Proposed Sale and on terms and conditions no less favorable to Seller or the Company, as applicable, as set forth therein; provided, however, that the consummation of the Proposed Sale must occur no later than within the one hundred eighty (180) day period following Purchaser’s receipt of the applicable Notice of Proposed Sale (or such longer period as may be required to obtain any required stockholder or regulatory approvals or required third party consents so long as the definitive agreement for such Proposed Sale is entered into during such one hundred eighty (180) day period). If the consummation of the Proposed Sale does not occur within the period of time specified in the proviso to the preceding sentence, then such Proposed Sale and any subsequent Proposed Sale shall again be subject to Purchaser’s Right of First Negotiation under this Section 3.

(e)       Consents; Approvals. For the avoidance of doubt, the obligations of the Parties with respect to a Proposed Sale pursuant to this Section 3 shall be subject to obtaining from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation by such Parties of the Proposed Sale. The Parties that are parties to any Proposed Sale shall use commercially reasonable efforts to consummate any such Proposed Sale in accordance with the terms and conditions of the definitive agreements for such Proposed Sale.

4.	Right of First Refusal
(a)	Purchaser Right of First Refusal on Seller Common Stock and Company Assets.

(i)        Acquisition Offer; Notice of Acquisition Offer. If any third party makes a bona fide offer to (i) purchase or otherwise acquire all or any portion of the Company Common Stock held by Seller in a single transaction or series of related transactions, (ii) purchase or otherwise acquire, whether by lease, transfer, exclusive license or other disposition, all or substantially all of the assets of the Company in a single transaction or series of related transactions, or (iii) effect a merger, consolidation or other business combination involving the Company in which the then outstanding Company Common Stock would not be exchanged for or converted into solely the equity securities of the surviving entity in such merger, consolidation or business combination or the equity securities of the parent entity of such surviving entity (each, an “Acquisition Offer”), and the Board of Directors of Seller or the Company, as the case may be, has determined that accepting such Acquisition Offer would be in the best interests of the Seller’s or the Company’s stockholders, as applicable, then Seller or the Company, as applicable, shall give to Purchaser written notice of such Acquisition Offer (a “Notice of Acquisition Offer”). Each Notice of Acquisition Offer shall (i) specify in reasonable detail the nature of the proposed transaction, the amount of Company Common Stock or the type and amount of Company assets proposed to be acquired, the amount and type of consideration to be received therefor, and the other material terms and conditions on which the third party offer or proposes to consummate the Acquisition Offer and (ii) contain a certification by Seller or the Company, as applicable, that (A) the Seller or the Company, as applicable, believes in good faith that the Acquisition Offer represents a bona fide offer made by such third party in good faith, and (B) the Board of Directors of Seller or the Company, as applicable, has determined that it

9

believes it is in the best interests of Seller’s or the Company’s stockholders, as the case may be, to accept the Acquisition Offer on the terms set forth in the Notice of Acquisition Offer. Purchaser shall have an exclusive right of first refusal (the “ROFR”) to consummate the same type of transaction as is specified in the Notice of Acquisition Offer on the same terms and conditions as are set forth therein. Purchaser shall have a period of twenty (20) days following its receipt of a Notice of Acquisition Offer in which to decide whether to exercise its ROFR and to give written notice of such exercise to Seller or the Company, as applicable. If Purchaser does not exercise its ROFR as to an Acquisition Offer, the Company or Seller, as the case may be, may consummate the proposed transaction pursuant to the terms and conditions of the Acquisition Offer for an amount of consideration no less than the amount set forth in the Notice of Acquisition Offer and on terms and conditions no less favorable to Seller or the Company, as applicable, as set forth therein; provided, however, that the consummation of the proposed transaction must occur no later than ninety (90) days after the date of Purchaser’s receipt of the applicable Notice of Acquisition Offer (or such longer period as may be required to obtain any required stockholder or regulatory approvals or required third party consents so long as the definitive agreement for such Acquisition Offer is entered into during such ninety (90) day period). If the consummation of the proposed transaction does not occur within the period of time specified in the proviso to the preceding sentence or if the terms and conditions of the Acquisition Offer are materially modified by the third party offeror, then a new Notice of Acquisition Offer must be submitted to Purchaser pursuant to this Section 4(a)(i) and the provisions of this Section 4(a)(i) shall apply prior to the consummation of a proposed transaction pursuant to the terms of any Acquisition Offer. In connection with any ROFR as to an Acquisition Offer, the Company and/or Seller, on the one hand, and Purchaser, on the other hand, shall enter into an appropriate confidentiality agreement.

(ii)       Drag-Along Sale. In the event that (i) Purchaser receives a Notice of Acquisition Offer from Seller or the Company, as the case may be, with regard to an Acquisition Offer for the proposed purchase or other acquisition of all of the Company Common Stock then held collectively by Seller and Purchaser or, alternatively, all or substantially all of the assets of the Company for, in either case, an aggregate cash consideration in excess of $130,000,000, and (ii) Purchaser does not timely exercise its ROFR with regard to such Acquisition Offer, then Purchaser agrees, upon the receipt of written request from Seller (but in any case only after December 31, 2009), to cooperate with Seller or the Company, as applicable, in connection with the consummation of the proposed transaction with the third party offer or upon the same terms and conditions as are set forth in the Notice of Acquisition Offer, whether such proposed transaction would be effected by means of a sale or other disposition of the Company Common Stock by Seller and Purchaser, a sale or other disposition of assets by the Company, or a merger, consolidation or other business combination involving the Company, including without limitation by (i) agreeing to sell all of its Company Common Stock to such third party upon the same terms and conditions as are applicable to the Acquisition Offer, (ii) to vote (in person, by proxy or by action by written consent, as applicable) its shares of Company Common Stock in favor of such Acquisition Offer, (iii) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Acquisition Offer and (iv) to execute and deliver all customary related documentation in substantially the same form and content as the related documentation executed and delivered by Seller and take such other reasonable and customary action in support of the Acquisition Offer as shall reasonably be requested by Seller or Company, as the case may be.

10

(iii)      Consents; Approvals. For the avoidance of doubt, the obligations of the Parties with respect to an Acquisition Offer pursuant to this Section 4(a) shall be subject to obtaining from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation by such Parties of such Acquisition Offer. The Parties that are parties to any Acquisition Offer shall use commercially reasonable efforts to consummate any such Acquisition Offer in accordance with the terms and conditions of the definitive agreements for such Acquisition Offer.

(b)       Company Right of First Refusal on Purchaser Common Stock. If any third party makes a bona fide offer to (i) purchase or otherwise acquire all or any portion of the Company Common Stock held by Purchaser in a single transaction or series of related transactions, or (ii) Purchaser desires to sell, transfer or otherwise dispose of all or any portion of its Company Common Stock, in a single transaction or series of related transactions, to any third party (each, a “Purchaser Proposed Transfer”), and Purchaser intends to accept such Purchaser Proposed Transfer, then Purchaser shall give to the Company and Seller written notice of such Purchaser Proposed Transfer (a “Purchaser Notice”). Each Purchaser Notice shall specify the amount of Company Common Stock to be transferred or sold by Purchaser, the amount and type of consideration to be received therefor, and the other material terms and conditions on which the third party offeror proposes to consummate the Purchaser Proposed Transfer. The Company first (the “Company ROFR”) and Seller second (the “Seller ROFR”) shall each have a right of first refusal to acquire the Company Common Stock being transferred or sold by Purchaser as is specified in the Purchaser Notice on the same terms and conditions as are set forth therein. The Company first shall have a period of twenty (20) days following its receipt of a Purchaser Notice in which to decide whether to exercise its Company ROFR and to give written notice of such exercise to Seller and Purchaser. If the Company does not exercise its Company ROFR during such twenty (20) day period, then Seller shall have ten (10) additional days (i.e., until the thirtieth (30th) day following its receipt of the Purchaser Notice) in which to decide whether to exercise its Seller ROFR and to give written notice of such exercise to the Company and Purchaser. If the Company and Seller do not exercise their respective Company ROFR and Seller ROFR as to a Purchaser Proposed Transfer, Purchaser may consummate the proposed transaction pursuant to the terms and conditions of the Purchaser Proposed Transfer for an amount of consideration no less than the amount set forth in the Purchaser Notice and on terms and conditions no less favorable to Purchaser, as set forth therein; provided, however, that the consummation of the proposed transaction must occur no later than ninety (90) days after the date of Seller’s and the Company’s receipt of the applicable Purchaser Notice (or such longer period as may be required to obtain any required stockholder or regulatory approvals or required third party consents so long as the definitive agreement for such Purchaser Proposed Transfer is entered into during such ninety (90) day period). If the consummation of the proposed transaction does not occur within the period of time specified in the proviso to the preceding sentence or if the terms and conditions of the Purchaser Proposed Transfer are materially modified by the third party offeror, then a new Purchaser Notice must be submitted to the Company and Seller pursuant to this Section 4(b) and the provisions of this Section 4(b) shall apply prior to the consummation of a proposed transaction pursuant to the terms of any Purchaser Proposed Transfer. In connection with either a Seller ROFR or a Company ROFR, the Company and/or Seller, on the one hand, and Purchaser, on the other hand, shall enter into an appropriate confidentiality agreement.

11

5.	Purchaser Option.

(a)       Option. Subject to the provisions of this Section 5, upon the earliest to occur of any of the following: (i) July 31, 2010, (ii) the taking of any action (including, without limitation, the giving, issuance or delivery of a notice of acceleration, notice of default, demand for cure, demand for payment or demand for further assurances or the commencement of any legal action or proceeding) by or on behalf of any creditor or other third party in connection with the enforcement of the terms of any loan, guarantee, or lien involving an amount in excess of $5,000,000 against or in respect of any of Parent, NextWave Wireless LLC, Seller or any entity that is an Affiliate of Parent, NextWave Wireless LLC or Seller (other than the Company and its Subsidiaries), or (iii) the Company’s achievement (as determined in good faith unanimously by the Board of Directors of the Company) of the technology milestone described in Schedule A, as the same may be modified, supplemented or elaborated upon by mutual agreement of Purchaser and the Company and set forth in the Technology Collaboration Agreement by and between such parties, then Purchaser shall have the right (but not the obligation) (the “Option”) to purchase all (but not less than all) of the Company Common Stock then held by Seller (the “Option Shares”) for Fair Market Value. In the event of the Company’s achievement of such technology milestone giving rise to the Option, the Company shall notify Seller and Purchaser within ten (10) days of the occurrence of such milestone, and in the event of the occurrence of clause (i) or (ii) of this Section 5(a), Seller shall give Purchaser notice of the occurrence of the event giving rise to the Option described therein within ten (10) days of the occurrence of such event (in each case, the “Option Event Notice”). Seller hereby grants the Option to Purchaser and hereby expressly agrees, subject to the terms and conditions set forth in this Section 5 and in any definitive agreement for the purchase of the Option Shares, to sell the Option Shares to Purchaser upon its exercise of the Option against payment to Seller of the purchase price for the Option Shares, which shall be the Fair Market Value of the Option Shares. In connection with the potential exercise of the Option, the Company and Seller, on the one hand, and Purchaser, on the other hand, shall enter into an appropriate confidentiality agreement.

(b)       Availability / Procedure. The Option may be exercised only in accordance with this Section 5(b). If Purchaser desires to exercise the Option (a “Proposed Exercise”), then Purchaser shall give written notice (the “Option Notice”) to Seller of such Proposed Exercise no later than thirty (30) days following delivery to Purchaser of the Option Event Notice. Upon such Proposed Exercise, the Parties shall promptly engage an independent third party valuation expert to determine the Fair Market Value of the Option Shares in accordance with the procedures set forth in Exhibit A attached hereto. Within thirty (30) days following receipt by the Parties of an Agreed Valuation (as defined in Exhibit A), Purchaser shall confirm in writing to Seller whether it still intends to pursue the Proposed Exercise or whether it no longer desires to consummate the Proposed Exercise. If Purchaser informs Seller that it no longer desires to consummate the Proposed Exercise, the Option shall immediately terminate and be of no further force and effect. If Purchaser informs Seller that it still intends to pursue the Proposed Exercise, then, no later than sixty (60) days following receipt by the Parties of the Agreed Valuation, Purchaser shall confirm the Proposed Exercise by entering into definitive agreements for the Proposed Exercise, and shall consummate the Proposed Exercise no later than forty-five (45) days thereafter (or such longer period thereafter as set forth in the definitive agreements related thereto as may be required to obtain any required stockholder or regulatory approvals or required third party consents). In the event (i) the Option Notice is not delivered to Seller within such

12

thirty (30)-day period, (ii) the definitive agreements for the Proposed Exercise are not executed by Purchaser within such sixty (60) days period following receipt by the Parties of the Agreed Valuation, or (iii) the Proposed Exercise is not consummated during such forty-five (45)-day period thereafter (or such longer period thereafter as set forth in the definitive agreements related thereto as may be required to obtain any required stockholder or regulatory approvals or required third party consents), the Option contemplated by this Section 5 shall terminate and be of no further force and effect upon the completion of any such period; provided, however, in the event of any dispute between the Purchaser and Seller with respect to the Fair Market Value of the Option Shares that is being resolved in accordance with Section 13(b) hereof, the Option contemplated by this Section shall not terminate until the date thirty (30) days following the resolution of such dispute in accordance with Section 13(b) hereof. All other material terms and conditions of the Proposed Exercise shall be materially the same as the terms and conditions set forth in the Purchase Agreement, except to the extent such terms and conditions may be modified or supplemented by mutual agreement of Purchaser and Seller and set forth in a definitive agreement for the purchase and sale of the Option Shares. Upon Seller’s receipt of an Option Notice:

(i)        Each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by the Proposed Exercise as promptly as practicable, including to (A) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation by such Party of the transactions contemplated by the Option Notice and (B) promptly make all necessary filings, and thereafter make any other required submissions, with respect to the Proposed Exercise required to be made by such Party under the HSR Act or any other applicable Law.

(ii)       Each Party shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice period under the HSR Act with respect to the Proposed Exercise, if applicable, as promptly as possible after the delivery of the Option Notice.

(iii)      Each of the Parties, unless prohibited or restricted by Law or any Governmental Authority, shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to a Proposed Exercise and permit the other Parties to review in advance any proposed communication by such Party to any Governmental Authority. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting.

(iv)      As promptly as reasonably practicable following the delivery of the Option Notice, to the extent the approval of the stockholders of Parent is then required pursuant to applicable Law in order to permit the sale of the remaining shares of Company Common Stock pursuant to the Option, the Parent shall prepare the notices to stockholders and proxy materials necessary to solicit the requisite vote of such stockholders at an annual or special meeting of Parent (the “Proxy Materials”). The Company, Parent, Seller and the Investor shall

13

cooperate with each other in connection with the preparation of the Proxy Materials. Parent will use its commercially reasonable efforts to have the Proxy Materials cleared by any Governmental Authority from which clearance is required by Law as promptly as practicable. Parent shall as promptly as practicable notify the other Parties of the receipt of any oral or written comments to the Proxy Materials from any applicable Governmental Authority. Parent shall cooperate and provide the other Parties with a reasonable opportunity to review and comment on the draft of the Proxy Materials (including each amendment or supplement thereto). If, at any time prior to the Exercise Date, any information should be discovered by any Party that should be set forth in an amendment or supplement to the Proxy Materials so that the Proxy Materials would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by Parent with any applicable Governmental Authority and disseminated by Parent to the other Parties.

(v)       Subject to the other provisions of this Agreement, to the extent the approval of the stockholders of Parent is then required pursuant to Delaware law in order to permit the sale of the remaining shares of Company common stock pursuant to the Option, Parent shall (A) take all action necessary in accordance with Parent’s certificate of incorporation and bylaws and applicable Law to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Materials for the purpose of obtaining the requisite approval of Parent’s stockholders to consummate the Proposed Exercise (such meeting and any adjournment or postponement thereof, the “Parent Meeting”), and (B) use its best efforts to solicit from its stockholders proxies in favor of the approval of the Proposed Exercise and the transactions contemplated by the Option Notice.

6.	Preemptive Right.

(a)       Sale of New Securities. If at any time after the date of this Agreement the Company proposes to issue or sell any Common Stock or any other class or series of equity securities of the Company (collectively, “New Securities”) to any Person, the Company shall first offer to sell to the Purchaser that number of New Securities that would allow the Purchaser to maintain its pro rata ownership in the Company after the sale of all New Securities (with pro rata ownership being calculated on a fully-diluted basis including all outstanding shares of Common Stock and any other outstanding class or series of equity securities of the Company, all outstanding options and warrants and all other outstanding securities convertible into or exercisable for equity securities of the Company). In order to exercise its purchase rights hereunder, the Purchaser must, within thirty (30) days after receipt of written notice from the Company describing in reasonable detail the New Securities being offered, the purchase price thereof, the payment terms and the percentage of the New Securities available to the Purchaser (the “Preemptive Rights Notice”), deliver a written notice to the Company describing its election to exercise its purchase rights hereunder. If the Purchaser elects not to purchase any New Securities or fails to deliver written notice of exercise to the Company within the foregoing thirty (30) day period, the Company shall be entitled to sell all or any portion of such New Securities to any third party purchaser during the one hundred twenty (120) days period

14

following the date of the Preemptive Rights Notice on terms no more favorable to such third party purchaser than those offered to the Purchaser in the Preemptive Rights Notice. Any New Securities to be sold by the Company to any Person after such 120-day period must be reoffered to the Purchaser pursuant to the terms of this Section 6.

(b)       Exempt Transactions. The preemptive right in this Section 6 shall not be applicable to any Common Stock or any other class or series of equity securities of the Company that are excluded from the definition of “Additional Shares of Common Stock” in Section 3(d)(i) of Article IV of the Restated Certificate.

7.         Tag-Along Rights. If at any time a Stockholder (a “Tag Seller”), desires to Transfer any Common Stock held by such Tag Seller to any Person or Persons, except in connection with a Transfer to an Affiliate of such Party, the Tag Seller shall deliver to the other Stockholders a written notice (a “Tag Notice”) that shall describe the proposed Transfer and that shall specify the quantity of Common Stock to be transferred, the consideration to be received therefor, the identity of the proposed purchaser thereof and the other terms and conditions of such proposed Transfer (a “Tag Sale”). A Tag Notice shall also state (the “Tag Offer”) that, such other Party may request (by written notice delivered to the Tag Seller within fifteen (15) days after receipt of the Tag Notice) to have included in the proposed Transfer a portion of its shares of Common Stock (on the same basis as being Transferred by the Tag Seller) that represent the product of (i) the number of fully diluted shares of Common Stock covered by the Tag Notice multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock on a fully-diluted basis held by such Party and its Affiliates and the denominator of which is the aggregate number of all shares of Common Stock on a fully-diluted basis owned by the Tag Seller and the other Party electing to accept the Tag Offer. The Tag Offer shall be conditioned upon the execution and delivery by each participating Party of all agreements and other documents that the Tag Seller is required to execute and deliver in connection with such proposed Transfer; provided, that no Party shall be required to become subject thereby to an obligation not to compete or similar restrictive covenants. If a Stockholder accepts the Tag Offer, the Tag Seller shall reduce, to the extent necessary, the number of shares of Common Stock it otherwise would have sold in the proposed Transfer so as to permit the other Party to sell the number of shares of Common Stock that it is entitled to Transfer under this Section 7. The Tag Seller and, if applicable, the other Party choosing to participate shall consummate the Transfer in accordance with the terms of such Transfer set forth in the Tag Notice not later than ninety (90) days following delivery of the Tag Notice. At the closing of such Tag Sale, the Tag Seller shall cause to be remitted to the other Party choosing to participate the applicable sales price for its shares of Common Stock sold pursuant hereto (net of a pro rata portion of all reasonable costs and expenses incurred in connection with the sale for the benefit of both Parties and that are not otherwise paid by the Company or the acquiring party). Any Stockholder participating in a Tag Sale shall be entitled to the same form of consideration, payment terms and security in connection with such Tag Sale as the Tag Seller. Any proposed Tag Sale on terms and conditions materially different from those described in the Tag Notice, as well as any proposed Transfer of Common Stock pursuant to a Tag Sale more than ninety (90) days following the delivery of the Tag Notice, shall again be subject to this Section 7.

15

8.	Board and Employee Matters.

(a)       Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all shares of Common Stock owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at three (3) directors.

(b)       Board Composition. Each Stockholder agrees to vote, or cause to be voted, all of the shares of Common Stock held by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(i)        One person designated by the Purchaser (the “Purchaser Director”), which individual shall initially be Toshio Miki;

(ii)       One person designated by Parent (the “Parent Director”), which individual shall initially be Francis Harding; and

(iii)      The Company’s Chief Executive Officer, who shall initially be James C. Brailean (the “CEO Director”), provided that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, each of the Stockholders shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer from the Board if such person has not resigned as a member of the Board and (ii) to elect such person’s replacement as Chief Executive Officer of the Company as the new CEO Director.

To the extent that any of clauses (i) through (iii) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Restated Certificate.

(c)       Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

(d)       Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all shares of Common Stock held by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(i)        no director elected pursuant to Section 8(b) of this Agreement may be removed from office unless (A) such removal is a removal for cause effected in good faith by the requisite vote of the Company’s stockholders in accordance with applicable law, (B) such removal is directed or approved by the Party entitled under Section 8(b) to designate that director or (C) the Party originally entitled to designate or approve such director pursuant to Section 8(b) is no longer so entitled to designate or approve such director;

16

(ii)       any vacancies created by the resignation, removal or death of a director elected pursuant to Section 8(b) shall be filled pursuant to the provisions of this Section 8; and

(iii)      upon the request of any Party entitled to designate a director as provided in Section 8(b) to remove such director, such director shall be removed.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

(e)       No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

(f)        Compensation Committee. The Board will designate and maintain the existence of a Compensation Committee of the Board, which shall be composed of not fewer than two (2) directors, one of whom shall be the Purchaser Director.

(g)       Non-Board Technology Oversight Committee; Business Planning Committee. The Company, Parent, Seller and each Stockholder shall take all necessary steps to establish a Technology Oversight Committee (“TOC”) as a consultative body consisting of representatives from the Purchaser and the Company’s management team as determined by the Board. The TOC shall meet at least once every calendar quarter. The Company and Parent shall also take all necessary steps to establish a Business Planning Committee (“BPC”) as a consultative body consisting of representatives from the Purchaser and the Company’s management team as determined by the Board. The BPC shall meet at least once every calendar quarter. For the avoidance of doubt, the TOC and BPC will not be committees of the Board, and members of the TOC and the BBC need not be members of the Board; provided that each such member shall have entered into or otherwise become subject to a confidentiality agreement in a form acceptable to the Purchaser and the Company to ensure adequate protection of the Company’s confidential information and Purchaser’s confidential information and the Company and Parent shall be permitted to exclude Purchaser or its representatives from access to any information that it considers highly confidential or proprietary or a trade secret, for which there is a conflict of interest between the Company and/or Parent, one the hand, and Purchaser and its representatives, on the other hand, or the disclosure of which would adversely affect the Company’s business or the attorney-client privilege between the Company and its counsel, in each case as reasonably determined by the Company in good faith.

(h)       Staff Assignments. The Company shall permit the following three designated employees of the Purchaser to be assigned to the Company’s headquarters on an ongoing basis: (A) two members of the staff of the Chief Technology Officer of the Company responsible for helping to manage the technology collaboration between the Company and the Purchaser, and (B) a newly-appointed Chief Strategy Officer of the Company who will function as a member of the senior management team of the Company. Each such person shall enter into the Company’s

17

standard form of confidentiality and proprietary information and invention assignment agreement.

(i)        Company Equity Incentive Plan. The Company shall initially reserve 8,250,000 shares of its Class B Common Stock for issuance to employees, directors and consultants to the Company pursuant to the Equity Incentive Plan to be adopted by the Board and approved by Purchaser and Seller in accordance with Section 6(b) of the Purchase Agreement. No stock options or other equity awards for shares of Company Common Stock or capital stock of Parent shall be granted under the Company’s 2005 Equity Incentive Plan.

(j)        Parent Equity Incentive Plan. The Parties agree that, in connection with the grant to Company employees, directors and consultants of stock options or other equity incentives to acquire capital stock of Parent under any Parent equity incentive plan (or any stock options or other equity incentives exercisable for capital stock of Parent granted prior to January 3, 2007 under the Company’s 2005 Equity Incentive Plan), the Company shall not incur any intercompany indebtedness or have any obligation to pay to Seller or Parent any amount or incur any charge other than non-cash compensation expense that is appropriately allocated to the Company by Parent in connection with such stock options or other equity incentives.

9.	Protective Covenants and Other Matters.

(a)       Purchaser Approval. From and after the Effective Date, for so long as Purchaser holds at least ten percent (10%) of the outstanding Common Stock, the Company shall not, either directly or indirectly, by merger, consolidation or otherwise, take any of the following actions without (in addition to any other vote required by contract, law or the Restated Certificate) the written approval of the Purchaser:

(i)        Sell, transfer, exclusively license or encumber any material technology or intellectual property of the Company, other than licenses granted to customers in the ordinary course of business, other than in connection with a Proposed Sale or an Acquisition Offer effected in compliance with the provisions and procedures set forth in this Agreement and other than as unanimously approved by the Board;

(ii)       Approve or make any material changes to the job duties or the compensation of executive officers of the Company, other than as unanimously approved by the Board;

(iii)      Merge, consolidate or otherwise combine with any another entity, or sell or license all or a substantial portion of its assets, except in compliance with the provisions and procedures set forth in this Agreement;

(iv)      Adopt or amend any business plan of the Company or annual budget, other than as unanimously approved by the Board;

(v)       Undertake any transaction outside the ordinary course of business between or among the Company, on the one hand, and Parent or its Subsidiaries, on the other hand, including, without limitation, granting a security interest in any of the assets or properties of the Company or its Subsidiaries for any indebtedness, obligations or liabilities of Parent or its

18

Affiliates (other than the Company and the Company’s Subsidiaries) and making loans or advancements between the Company, on the one hand, and Parent or its Subsidiaries (other than the Company’s Subsidiaries), on the other hand; provided, however, that the written approval of Purchaser shall not be required with respect to intercompany advances or transfers of working capital made in accordance with Section 2(b) hereof or with respect to other such transactions outside the ordinary course of business that are unanimously approved by the Board;

(vi)      Make any material change in the existing business of the Company and its subsidiaries or the commencement of any new line of business not substantially related to the existing lines of business;

(vii)     Acquire any entity or all or a substantial portion of the assets of any entity, make any material investment in another entity, form any Subsidiary, or enter into any joint venture, partnership, limited liability company membership or similar arrangement;

(viii)    Create, authorize the creation of, issue, or authorize the issuance of any debt security, or borrow or otherwise incur indebtedness, in excess of US$25,000,000; or guarantee any material indebtedness, liabilities or obligations of another party; or make loans or advancements to another party (other than intercompany advances and transfers permitted by Section 2(b) hereof, routine advances to the Company’s employees for reimbursable business expenses and loans to the any Subsidiary); or permit any of the Corporation’s subsidiaries to take any of the foregoing actions;

(ix)	Pursue, approve or complete an Initial Public Offering;

(x)       Create, authorize the creation of, adopt, modify or terminate any stock option plan or other equity incentive plan;

(xi)      Create, authorize the creation of, issue, authorize the issuance of, or obligate itself to issue, any additional class, series, or shares of capital stock of the Company, including common stock or preferred stock (other than any issuance pursuant to the exercise of options granted under a stock option or equity incentive plan, which plan is unanimously approved by the Board);

(xii)     Purchase, redeem, declare or pay any dividend or distribution on, recapitalize or reclassify, any capital stock of the Company (other than (i) repurchases of unvested shares of capital stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any of its Subsidiaries in connection with the cessation of such employment or service at the original purchase price or at the lower of the original purchase price or the then-current fair market value thereof, or (ii) as unanimously approved by the Board);

(xiii)    Amend, alter or repeal of any provision of the bylaws or certificate of incorporation of the Company;

(xiv)    Increase or decrease the authorized number of directors constituting the Board; or

19

(xv)     Liquidate, dissolve or wind up the business and affairs of the Company; file for relief under any bankruptcy, insolvency, receivership or similar law applicable to the Company; or approve of or consent to any of the foregoing.

Notwithstanding anything to the contrary set forth herein, no approval of Purchaser shall be required for any transfer of assets by the Company or any Subsidiary that would constitute Collateral (as defined in the Note Agreements) had such assets been held by the Parent, the Company (as defined in the Note Agreements) or any Guarantor (as defined in the Note Agreements) solely to the extent required to comply with the terms and conditions of the Note Agreements.

(b)       Amendment of Restated Certificate. In the event that the Company is required to issue Antidilution Shares (as such term is defined in the Restated Certificate) to Seller pursuant to the provisions of the Restated Certificate, the Company, Seller and Purchaser shall take all actions necessary to file with the Delaware Secretary of State a Certificate of Amendment of the Restated Certificate so as to increase the authorized number of shares of Company Common Stock, Class A Common Stock and Class B Common Stock to the extent necessary to permit the Company’s issuance of such Antidilution Shares and to permit the conversion, if such conversion were to occur, of such Antidilution Shares into shares of Class B Common Stock.

(c)       Conversion of Class A Shares. In the event that Purchaser intends to transfer or sell (including by merger or operation of law) any shares of Class A Common Stock to a third party, it shall be a condition precedent to any such transfer or sale that Purchaser, immediately prior to the effectiveness of any such transfer or sale, convert such shares of Class A Common Stock into shares of Class B Common Stock in accordance with Section 4(i) (Optional Conversion) of Article IV of the Restated Certificate.

10.	Tax Matters.
(a)	Filing of Consolidated Tax Returns.

(i)        Parent shall be responsible for preparing and timely filing all Consolidated Tax Returns required to be filed by Parent or any of its Affiliates in respect of any Parent Group that includes the Company. At least fifteen (15) days prior to the due date of any such Consolidated Tax Return, Parent shall deliver to the Company and Purchaser for their review a draft of those portions of such Consolidated Tax Return relating to the Company Parent shall also deliver or otherwise make available to the Company and Purchaser, such additional information (in a format reasonably determined by Parent) relating to the inclusion of the Company and its taxable income or loss in such Consolidated Tax Returns, as is reasonably necessary for purposes of the calculations and other determinations described in this Section 10. Parent shall consider in good faith any comments that the Company or Purchaser may have with respect to the portions of Consolidated Tax Returns provided to the Company and Purchaser.

(ii)       The Company shall provide Parent with all information reasonably requested by Parent to assist Parent in the preparation of any Consolidated Tax Return in respect of any Parent Group that includes the Company.

20

(b)	Payment of Taxes.

(i)        Parent shall, on or prior to the due date thereof, pay, in full, the Parent Group Tax, if any, that is reported on any Consolidated Tax Return in respect of any Parent Group that includes the Company.

(ii)       Not later than five (5) days prior to the due date for each payment of Taxes by Parent with respect to any Consolidated Tax Return of any Parent Group that includes the Company, the Company shall pay to Parent the Company Tax and the Company Estimated Tax, as applicable to each such due date, as reasonably determined by Parent. All payments made hereunder by the Company to Parent of the Company Estimated Tax with respect to any Consolidated Tax Year shall reduce (but not below zero) the Company Tax due hereunder by the Company to Parent for such Consolidated Tax Year.

(c)	Company-Generated Benefit.

(i)        If a Company-Generated Benefit reduces any Parent Group’s Tax liability in any Consolidated Tax Year of such Parent Group that includes the Company, the amount of such Company-Generated Benefit shall be applied to reduce (but not below zero) the Company Tax due (if any) under clause (b) in respect of such Consolidated Tax Year, and, to the extent such Company-Generated Benefit exceeds the Company Tax due for such Consolidated Tax Year, Parent shall pay to the Company the excess of such Company-Generated Benefit (if any) over the Company Tax due for such Consolidated Tax Year to the extent such benefit reduces the Parent Group’s Tax liability for such Consolidated Tax Year; provided, however, that the Company shall not be entitled to all or a portion of such payment to the extent the Company Tax for such Consolidated Tax Year is zero, or had previously been reduced under this clause (c).

(ii)       If, at some future date, the Company ceases to be included in any Parent Group, Parent shall no longer have any obligation under this clause (c) to pay to the Company any amount in respect of a Company-Generated Benefit with regard to such Parent Group for any taxable year subsequent to the Consolidated Tax Year in which the Company ceases to be included in such Parent Group.

(d)	Changes in Tax Liability.

(i)        For any given Consolidated Tax Year of any Parent Group that includes the Company, the Company shall pay to Parent, or Parent shall refund to the Company, an amount equal to the difference between the Company’s allocable share of a Revised Tax Liability for such Consolidated Tax Year and the amounts previously paid or refunded in respect of such Consolidated Tax Year by the Company or Parent (as the context may require). The Parties recognize that a Revised Tax Liability for any Consolidated Tax Year of any Parent Group that includes the Company is not necessarily such Parent Group’s or the Company’s final tax liability for that Consolidated Tax Year, and may be recomputed in accordance with this clause (d) more than once.

(ii)       A payment or refund required under clause (d)(i) above shall be made by the Company or Parent (as the context may require) no later than (A) five (5) days prior to the date on which Parent is required to make an additional payment of tax with respect to a Revised

21

Tax Liability of the applicable Parent Group that includes the Company, or (B) five (5) days after the receipt of a refund attributable to a Revised Tax Liability by the applicable Parent Group that includes the Company.

(iii)      A payment or refund required under clause (d)(i) above to be made by the Company or Parent (as the context may require) shall include a portion of any interest and/or penalty paid, credited or assessed by the applicable Taxing Authority that is allocated to the Company in proportion with its respective adjustments reflected in the Revised Tax Liability. The amounts payable by the Company or the Parent pursuant to this clause (d)(iii) shall be paid at the same time the amounts payable by them pursuant to clause (d)(i) are paid.

(iv)      A payment or refund required under clause (d)(i) or (d)(ii) above shall not bear interest.

(e)	Procedural Matters.

(i)        Parent shall prepare and timely file all Consolidated Tax Returns required to be filed by Parent or any of its Affiliates in respect of any Parent Group that includes the Company in accordance with clause (a)(i) above.

(ii)       Subject to clause (e)(iii) below, Parent shall have the right to make all decisions and elections with respect to all Consolidated Tax Returns described in clause (a)(i) above and with respect to all matters relating to the Parent Group Tax of any Parent Group that includes the Company, including, without limitation,

(1)       the right to determine (A) the manner in which such Consolidated Tax Returns shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (B) whether any amended Consolidated Tax Return shall be filed, (C) whether any filing extensions may be requested and (D) the elections that will be made by any member of such Parent Group,

(2)       the right to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of such Consolidated Tax Returns; provided, however, that any such compromise or settlement that would result in liability of the Company for Taxes in excess of $1,500,000 shall be subject to the prior approval of Company, which approval shall not be unreasonably withheld, and

(3)       the right to control any filing, prosecution, contest, compromise or settlement of any claim for refund, including the right to determine whether any refunds, to which the Parent Group may be entitled, shall be paid by way of refund or credited against the Parent Group Tax of the applicable Parent Group.

(iii)      All expenses incurred by Parent resulting from actions described under this clause (e) shall be shared on a pro rata basis by the members of the applicable Parent Group that includes the Company, based on the extent to which such expense relates to each such member (including, without limitation, the Company and its Subsidiaries).

22

(f)	Termination of Affiliation.

(i)        In the event that the Company ceases to be included in any Parent Group, the Company and Parent shall furnish each other with information required to prepare accurately (A) the Consolidated Tax Return for the last taxable year in which the Company had been included in such Parent Group, and (B) any Consolidated Tax Return, including information necessary to determine any Parent Group Tax payable with respect to such Consolidated Tax Return, to the extent such determination is based upon the operations of the Company.

(ii)       In the case of a termination of affiliation described in clause (f)(i) above, the Company shall furnish Parent with all information and assistance as may be reasonably requested by Parent that relates to a Consolidated Tax Year, including but not limited to (i) information and assistance required to apply for and obtain the benefit of any carryback to a Consolidated Tax Year of the loss, deduction or credit of the Company, provided, however, that this provision shall not be construed to prevent the Company from validly electing not to carryback such loss, deduction or credit and (ii) information and assistance concerning the status of any Tax audit or refund claim relating to a Consolidated Tax Year; provided, that expenses incurred with respect to any such Tax audit or refund claim shall be shared in a manner agreed upon by Parent and Purchaser.

(g)       Determination. All disputes arising under this Section 10 that cannot be amicably resolved by Parent, the Company and Purchaser after good faith discussions for a period of twenty (20) days shall be referred to and decided by the public accountants regularly employed by Parent at the time the Consolidated Tax Return is filed for such taxable year. Such determination shall be binding and conclusive upon the Parties for the purposes hereof. Expenses incurred with respect to any such determination shall be shared equally by the Parent and the Company.

(h)       Other Tax Sharing Agreements. Any tax allocation, tax sharing, tax indemnity or other similar agreement or arrangement (other than this Section 10), whether written or oral, between the Company (or any of its Subsidiaries) and Parent (or any of its other Affiliates) is terminated as of the date hereof and shall have no further force or effect for any taxable year (including the current and any prior taxable year).

(i)        Retention of Carryovers. If permitted by applicable Law, Parent shall, in its sole discretion, be permitted to make any election to retain all or any portion of the net operating loss carryovers and capital loss carryovers of the Company and any of its Subsidiaries.

11.	Stock Certificates; Joinder.

(a)       Legends. Each certificate or instrument representing shares of Common Stock and any other securities issued upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event with respect to Common Stock, shall be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD,

23

PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A STOCKHOLDERS’ AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(b)       Joinder. Notwithstanding anything to the contrary contained in this Agreement, no transfer of Common Stock by any Stockholder to any third party transferee (including Affiliates of such Stockholder) that would otherwise be permitted under the provisions of this Agreement shall be deemed valid or effective or recognized by the Company unless and until such third party transferee agrees to be bound by the provisions of this Agreement by a duly executed written instrument in form and substance reasonably satisfactory to the other Parties hereto.

12.	Defined Terms. For the purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, where the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Board” means the Board of Directors of the Company.

“Business Day” means a day, except a Saturday or a Sunday, on which banks in New York, New York and Tokyo, Japan, are open for business during normal banking hours.

“Class A Common Stock” means the Company’s Class A Common Stock, par value $0.001 per share.

“Class B Common Stock” means the Company’s Class B Common Stock, par value $0.001 per share.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, collectively, the Company’s Class A Common Stock and Class B Common Stock.

“Company Estimated Tax” means, for any given Consolidated Tax Year, the amount of Company Tax computed through the end of each period for which estimated tax payments of Parent Group Tax are payable by Parent in respect of any Parent Group that includes the Company, which amount (i) shall be calculated in accordance with Code Section 6655 and all corresponding provisions of state and local Law, and (ii) shall in no event exceed the portion, if

24

any, of Parent Group Tax that is payable for such period and that is attributable to the inclusion of the Company’s taxable income in the taxable income of such Parent Group for such period (as determined in accordance with the definition of “Company Tax” set forth herein).

“Company-Generated Benefit” means the amount, if any, by which any loss or credit of the Company generated after the date of this Agreement results in either (i) a reduction of the Parent Group Tax for any given Consolidated Tax Year of any Parent Group that includes the Company or (ii) a refund of Parent Group Tax obtained by any Parent Group that includes the Company with respect to any given Consolidated Tax Year.

“Company Permits” means all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained by the Company and each of its Subsidiaries, in each case necessary for the lawful conduct of their respective businesses.

“Company Tax” means the income tax liability of the Company for any Consolidated Tax Year of any Parent Group that includes the Company, computed hypothetically as if the Company had not joined in the filing of any Consolidated Tax Return of such Parent Group, but had instead filed Tax Returns and computed its income tax liability on the basis of a Tax Return separate from such Parent Group for all relevant taxable years determined using the same elections and methods of accounting as are used with respect to the Company in determining the Parent Group Tax of such Parent Group to the extent such elections and methods of accounting are hypothetically available to the Company on a separate Tax Return basis.

“Consolidated Tax Return” means a consolidated, combined or unitary Tax Return and any returns of estimated income tax filed by Parent or any of its Affiliates in respect of any Parent Group that includes the Company after the date of this Agreement.

“Consolidated Tax Year” means Parent’s taxable year (or portion thereof) for which Parent or any of its Affiliates files a Consolidated Tax Return in respect of any Parent Group that includes the Company.

“Contract” means a written or oral loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

“Exchange Act” means the United States Exchange Act of 1934, as amended, or any successor statute thereto, and the rules and regulations of the SEC promulgated from time to time thereunder, all as the same shall be in effect at the time.

“Fair Market Value” of Common Stock means the fair market value, as computed in accordance with the principles of valuation described in Exhibit A attached here and expressed in terms of cash, in reasonable anticipation of the sale of such Common Stock pursuant to Section 5

“GAAP” means generally accepted accounting principles in the United States.

25

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Initial Public Offering” means the Company’s first underwritten public offering of its Common Stock under the Securities Act of 1933, as amended.

“Law” means any statute, ordinance, code, rule, regulation, writ, injunction, judgment, decree or order of any Governmental Authority (including common law).

“Lien” means all liens, pledges, charges, mortgages, encumbrances, transfer restrictions, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various States of the United States).

“Parent Group” means a group of companies including Parent or any of its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, and filing Consolidated Tax Returns.

“Parent Group Tax” means, with respect to any given Consolidated Tax Year of any Parent Group that includes the Company, the consolidated, combined or unitary tax liability of such Parent Group that is reported on, and paid in respect of, any Consolidated Tax Return and any returns of estimated income tax required to be filed for such Consolidated Tax Year.

“Person” means any individual, corporation, limited liability company, partnership, association, joint venture, trust or any other entity, including a Governmental Authority or political subdivision thereof.

“Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation.

“Revised Tax Liability” means, with respect to any given Consolidated Tax Year of any Parent Group that includes the Company, the recomputed Parent Group Tax for such Consolidated Tax Year, whether such recomputation is based upon an amended Consolidated Tax Return, a claim for refund, an audit or examination by a Taxing Authority, the settlement or other compromise of an audit or examination by a Taxing Authority, or a judicial determination.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” when used with respect to any Party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or

26

other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Party or one or more Subsidiaries of such Party or by such Party and one or more Subsidiaries of such Party.

“Transfer” means with respect to any Common Stock, any transfer, sale, gift, exchange, assignment (including by operation of law) or pledge of, or the creation of any Lien on such Units or making any other disposition thereof.

13.	MISCELLANEOUS.

(a)       Successors and Assigns. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties. The rights and obligations of each Party hereunder may not be assigned to any Person without the prior written consent of each other Party hereto.

(b)	Governing Law; Dispute Resolution.

(i)        This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, applicable to contracts executed in and to be performed entirely within that state; provided, however, that the Federal Arbitration Act shall apply in lieu of any arbitration law or rules that may now exist or hereafter be enacted dealing with the subject of arbitration.

(ii)       Except as provided in Section 13(c) hereof, all disputes arising out of or in connection with this Agreement or any relationship created by or in accordance with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators. Judgment on the award rendered by the panel of arbitrators shall be binding upon the Parties and may be entered in any court having jurisdiction thereof. The Company, Parent and Seller, on the one hand, shall nominate one arbitrator, and the Purchaser, on the other hand, shall nominate one arbitrator. The arbitrators so nominated shall jointly nominate the third arbitrator within fifteen (15) days following the confirmation of both Party-nominated arbitrators. If the Party-nominated arbitrators cannot agree on the third arbitrator, then such third arbitrator shall be selected as provided in the Rules. The place of the arbitration and all hearings and meetings shall be New York, New York unless all Parties to the arbitration otherwise agree. The arbitrator shall apply the governing law as set forth in this Agreement. The language of the arbitral proceedings shall be English. The arbitrators shall not issue any award, grant any relief or take any action that is prohibited by or inconsistent with the provisions of this Agreement. For the avoidance of doubt, the arbitrators may include attorney’s fees in any award. The arbitrators may order the pre-hearing production or exchange of documentary evidence and may require written submissions from the Parties, but may not otherwise order pre-hearing depositions or discovery. Unless the Parties otherwise agree, the arbitrators shall not have the power to appoint experts. The Federal Rules of Evidence shall apply to the arbitration. Each Party shall bear its own attorney’s fees in connection with any arbitral proceedings.

27

(iii)      No arbitration pursuant to this Section 13(b) shall be commenced until the Party intending to request arbitration has first given thirty (30) days written notice of its intent to the other Parties and has offered to meet and confer with one or more responsible executives of such other Parties in an effort to resolve the dispute(s) described in detail in such written notice. If one or more responsible executives of the Company, Parent and Seller, on the one hand, and the Purchaser, on the other hand, agree, within thirty (30) days after receipt of such written notice, to meet and confer with the requesting Party, then no arbitration shall be commenced until the executives have met and conferred in an effort to resolve the dispute(s) or until sixty (60) days has elapsed from the date such written notice has been given.

(iv)      The provisions of this Section 13(b) shall not be construed as prohibiting any party to this Agreement from applying pursuant to Section 13(c) hereof to any court of competent jurisdiction for such specific performance, injunctive and/or other equitable relief as may be necessary to protect that party from irreparable harm or injury or to preserve the status quo pending resolution of a dispute.

(c)       Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek specific performance, injunctive and/or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction without bond or other security being required, this being in addition to any other remedy to which they may be entitled at law or in equity.

(d)       Expenses. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, including all fees and expenses of agents, representatives, counsel, financial advisors and accountants, and other professional fees and expenses. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

(e)       Attorneys’ Fees. In the event of any action, lawsuit, arbitration or other proceeding at law or in equity between or among the Parties based upon or arising out of a violation or purported violation of the provisions of Section 3, 4 or 5, the interpretation or enforcement of any such provision or the subject matter thereof, the prevailing Party shall be entitled to recover costs and reasonable expenses (including the reasonable fees, disbursements and expenses of attorneys, accountants and other professionals) paid or incurred by such Party in connection with prosecuting or defending such action, lawsuit, arbitration, or other proceeding at law or in equity (including any appeals arising therefrom) and the enforcement of any resulting judgment, arbitral award or other remedy or relief.

(f)        Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

28

(g)       Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to articles, sections, paragraphs, exhibits and schedules will, unless otherwise provided, refer to articles, sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by reference.

(h)       Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by air mail, by internationally recognized private courier (for delivery in no fewer than two (2) Business Days), or by facsimile. Except as provided otherwise herein, notices delivered by hand shall be deemed given upon receipt; notices delivered by air mail shall be deemed given ten (10) days after being deposited in the mail system, postage prepaid; notices delivered by internationally recognized private courier shall be deemed given on the second Business Day following deposit with the private courier for delivery in no fewer than two (2) Business Days; and notices delivered by facsimile shall be deemed given twenty-four hours (24) after the sender’s receipt of confirmation of successful transmission. All notices shall be addressed as follows:

If to Parent or Seller,

NextWave Wireless Inc.

10350 Science Center Drive, Suite 210

San Diego, CA 92121-1138

Attn: Frank A. Cassou

with a copy (which shall not constitute notice) to,

Cooley Godward Kronish LLP

4401 Eastgate Mall

San Diego, CA 92121

Attn: Frederick T. Muto

Fax: (858) 550-6420

If to the Company,

PacketVideo Corporation.

10350 Science Center Drive, Suite 210

San Diego, CA 92121-1138

Attn: James C. Brailean

If to the Purchaser,

NTT DoCoMo, Inc.

2-11-1, Nagata-cho, Chiyoda-ku

Tokyo 100-6150 Japan

Attn: Managing Director, R&D Strategy Department

29

with a copy (which shall not constitute notice) to,

Squire, Sanders and Dempsey L.L.P.

Gaikokuho Kyodo Jigyo Horitsu Jimusho

Ebisu Prime Square Tower, 16/F

1-1-39 Hiroo, Shibuya-ku

Tokyo 150-0012

Japan

Attn: Stephen E. Chelberg, Esq.

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 13(h).

(i)        Amendments. This Agreement may be amended only with the written consent of the Company, Parent and the Purchaser. Any amendment effected in accordance with this Section 13(h) will be binding upon the Purchaser, Parent, the Company and their respective successors and assigns.

(j)        Waivers. The observance of any term of this Agreement may be waived with the written consent of the party against whom the enforcement is sought. The forbearance in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege conferred by this Agreement shall not be construed as a waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. The waiver by a party of any breach of any of the terms, covenants or conditions of this Agreement or of any right or privilege conferred by this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges or as a waiver of any other terms, covenants, conditions, rights or privileges. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.

(k)       Severability. If any provision of this Agreement is held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms. Further, the Parties further agree to replace such unenforceable provision of this Agreement with an enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such unenforceable provision.

(l)        Entire Agreement. This Agreement, together with all exhibits and schedules hereto, constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements and understandings between the parties with respect to the subject matter hereof.

(m)      Further Assurances. From and after the date of this Agreement, upon the request of the Company or the Purchaser, the Company and the Purchaser will take such actions, including the execution and delivery of instruments, documents or other writings, as is

30

reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

(n)       Meaning of “Include” and “Including”. Whenever in this Agreement the word “include” or “including” is used, it shall be deemed to mean “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list.

(o)       No Presumption Against Drafting Party. Each of the Parties acknowledges that each Party has been represented by counsel in connection with this Agreement and the Transactions and that the Parties have participated jointly in the drafting of this Agreement. Accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(p)       No Third-Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, to create any agreement of employment with any Person, or to otherwise create any third-party beneficiary hereto.

(q)       Facsimile and E-mail Signatures. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any Party who delivers such a signature page agrees to later deliver an original counterpart to any Party who requests it.

(r)	Termination of Certain Covenants.

(i)        The covenants set forth in Section 1(a) (Delivery of Financial Information) (other than Sections 1(a)(i) and 1(a)(iv)), Section 1(b) (Regulation S-X Information), Section 1(c) (Company Inspection), Section 1(d) (Information from Parent), and Section 1(e) (Observer Rights) shall terminate and be of no further force or effect upon the earliest of (A) the time immediately prior to the consummation by the Company of an Initial Public Offering, (B) the time when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (C) the time when Purchaser no longer holds at least ten percent (10%) of the outstanding Common Stock.

(ii)       The covenants set forth in Section 1(a)(i) and 1(a)(iv) shall terminate and be of no further force or effect upon the earlier of (A) the time immediately prior to the consummation by the Company of an Initial Public Offering, or (B) the time when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act.

(iii)      The covenants set forth in Section 2(a) (Arm’s Length Dealing with Parent), Section 2(b) (Intercompany Advances), Section 2(c) (Limitations on Transfer and Pledge), Section 3 (Right of First Negotiation), Section 4 (Right of First Refusal), Section 6

31

(Preemptive Right), Section 7 (Tag-Along Right), Section 8 (Board and Employee Matters) (other than Section 8(e)), and Section 9 (Protective Covenants) shall terminate and be of no further force or effect upon the earliest of (A) the time immediately prior to the consummation by the Company of an Initial Public Offering, (B) the time when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, (C) the time when Purchaser no longer holds at least ten percent (10%) of the outstanding Common Stock, or (D) immediately prior to the consummation at any time after March 31, 2010 of the first to occur of the following: (1) the sale of all Company Common Stock held by Seller in a single transaction or series of related transactions, to any third party or third parties, (2) the sale by the Stockholders (either individually or collectively) in a single transaction or series of related transactions of at least sixty-five percent (65%) of the outstanding shares of Company Common Stock to any third party or third parties, (3) the sale, transfer, lease, exclusive license or other disposition of all or substantially all of the assets of the Company, in a single transaction or series of related transactions, to any third party, or (4) a merger, consolidation or other business combination involving the Company in which the then outstanding Company Common Stock are exchanged for or converted into cash, in each case in accordance with the terms and conditions hereof (any such transaction referred to in clauses (1) through (4) of this Section 13(q)(ii), a “Termination Transaction”).

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGE FOLLOWS

* * *

32

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized signatories as of the date first above written.

PACKETVIDEO CORPORATION

By:	/s/ James C. Brailean
	Name:	James C. Brailean, Ph.D.
Title:	President and Chief Executive Officer

NEXTWAVE WIRELESS INC.

By:	/s/ James C. Brailean
	Name:	James C. Brailean, Ph.D.
Title:	Chief Executive Officer

NEXTWAVE BROADBAND INC.

By:	/s/ James C. Brailean
	Name:	James C. Brailean, Ph.D.
Title:	President

NTT DOCOMO, INC.

By:	/s/ Ryuji Yamada
	Name:	Ryuji Yamada
Title:	President and Chief Executive Officer

33

EXHIBIT A

Valuation Procedures and Principles

(a)	Valuation Procedure

In the event of Purchaser’s timely exercise of the Option, Purchaser, Seller and Parent shall confer in good faith to jointly select and appoint, within ten (10) Business Days following Seller’s receipt of the applicable Option Notice, an independent third party valuation expert of nationally-recognized standing and repute (the “Independent Valuator”) for the purpose of determining the Fair Market Value of the Option Shares in accordance with the provisions of this Exhibit A.

The Independent Valuator shall be selected by mutual agreement of the parties from among the entities listed in Section (c) of this Exhibit A or such other Independent Valuator as may be mutually agreed between Seller and Purchaser.

The Parties shall instruct the Independent Valuator to determine the Fair Market Value of the Option Shares on the basis of appropriate consideration (as determined by the Independent Valuator in accordance with applicable professional standards) of the following methodologies and information:

(1)	Discounted cash flow valuations for the Company;
(2)	Commonly used valuation multiples of comparable transactions;
(3)

Enterprise value calculated by (a) the current average trading multiples of the shares of comparable companies to actual Revenue for the Last Twelve Month (“LTM”) based on latest share prices quoted on the stock exchange where such shares are most frequently traded, and (b) Company’s actual LTM Revenue;

(4)

Enterprise value calculated by (a) the current average trading multiples of the shares of comparable companies to estimated Revenue for the Next Twelve Month (“NTM”) based on latest share prices quoted on the stock exchange where such shares are most frequently traded, and (b) Company’s projected NTM Revenue;

(5)

Enterprise value calculated by (a) the current average trading multiples of the shares of comparable companies to actual Earnings for the Last Twelve Months (“Trailing P/E”) based on latest share prices quoted on the stock exchange where such shares are most frequently traded, and (b) Company’s actual Trailing P/E;

(6)

Enterprise value calculated by (a) the current average trading multiples of the shares of comparable companies to estimated Earnings for the Next Twelve Months (“Forward P/E”) based on latest share prices quoted on the stock exchange where such shares are most frequently traded, and (b) Company’s actual Forward P/E;

A-1

(7)

Independent Valuator's discussions with management regarding the value of the Company, including any and all relevant information management wishes to bring to the Independent Valuator's attention; and

(8)

The purchase price for the shares of Company Common Stock acquired by Purchaser pursuant to the Purchase Agreement, the amount of time that has lapsed since the date of such purchase, any positive or negative developments in the Company’s business since the date of such purchase, the completion or failure to complete key milestones and business objectives since the date of such purchase and the consideration of other events and circumstances commonly associated with creating or diminishing shareholder value.

In determining the Fair Market Value of the Option Shares, the Independent Valuator shall act as an independent expert and not as an arbitrator and the determination of Fair Market Value shall be rendered and delivered in writing within no less than ten (10) and no more than thirty (30) Days following the appointment of the Independent Valuator. Such Fair Market Value determination by the Independent Valuator shall be such that the Independent Valuator would, in accordance with professional standards, be able to deliver a fairness opinion confirming that the Fair Market Value of the Option Shares is fair, from a financial point of view, to the Seller and its stockholder(s).

In the event that Seller, within ten (10) days of receipt of the determination of Fair Market Value, notifies Purchaser that it disputes the Fair Market Value determined by the Independent Valuator, Seller shall have the right to select a second Independent Valuator from the list set forth in Section 1(c) below (or such other Independent Valuator as may be mutually agreed between Seller and Purchaser) to determine the Fair Market Value of the Option Shares in accordance with the procedures set forth above. In the event that Seller agrees to such determination or does not notify the Purchaser that it disputes the Fair Market Value determined by the Independent Valuation, in each case within such ten (10)-day period, Seller shall be deemed to have accepted such determination (such accepted determination, an “Agreed Valuation”). The expense of such second Independent Valuator shall be borne and paid by Seller. The second determination of Fair Market Value shall be rendered and delivered in writing within no less than ten (10) and no more than thirty (30) days following the appointment of the second Independent Valuator. Upon receipt of the Fair Market Value determined by the second Independent Valuator, Seller and Purchaser shall negotiate in good faith to determine the Fair Market Value of the Option Shares in a price range between the two Independent Valuations. If Seller and Purchaser agree on the determination, such accepted determination shall be deemed an Agreed Valuation. In the event that thereafter Seller and Purchaser are not able to mutually agree upon such Fair Market Value determination with fifteen (15) days of receipt of the Fair Market Value determined by the second Independent Valuator, any further dispute with respect to the Fair Market Value or the procedures set forth herein shall be resolved in accordance with Section 13(b) of this Agreement. The determination that results from any such dispute resolved in accordance with Section 13(b) shall be deemed an Agreed Valuation.

(b)	Costs of Valuation

All fees and expenses of the Independent Valuator shall be borne and paid by Purchaser.

A-2

(c)       Independent Valuator. Each Party agrees that the U.S. Offices of the following entities and their respective successors are acceptable to such Party as the Independent Valuator to be appointed pursuant to section (a) of this Exhibit A; provided, however, that such entity is not an investment banker for any of the Company, Parent, Seller or Purchaser at the time of the Proposed Exercise.

1.	Goldman Sachs
2.	Morgan Stanley
3.	JP Morgan
4.	Merrill Lynch

(d)       The Parties agree that the list of entities in section (c) of this Exhibit A shall be subject to such additions and modifications as the Parties may mutually agree in writing from time to time.

(e)       The confidentiality provisions contained in Section 1(e) of the Agreement shall not apply to the disclosures required to be made to the Independent Valuator for purposes of its determination of the Fair Market Value of the Option Shares; provided that the Parties shall cause the Independent Valuator to enter into an appropriate confidentiality agreement with the Company.

A-3